Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE		July 28, 2010

BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS AND CONFERENCE CALL

Most Successful Year in The History of the Company

Sales increased 80% to $32.6 Million for Fiscal 2010
Net Income increased 249% to $2.9 Million for Fiscal 2010

[OLATHE, KANSAS] July 28, 2010 - Butler National Corporation (OTC Bulletin Board: BUKS) a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the fourth quarter fiscal 2010 and year ended April 30, 2010. In conjunction with the release, the Company has scheduled a conference call Friday, July 30, 2010 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Fourth Quarter and Fiscal Year End Results Conference Call

When: Friday, July 30, 2010 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the fourth quarter and fiscal year-end financial results, the status of existing and new business, and an outlook for fiscal 2011.

Historical selected financial data related to all operations:
	Year Ended April 30			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2010	2009	2008	2010	2009	2008
Net Sales	$ 32,577	$ 18,093	$ 17,647	$ 13,173	$ 4,288	$ 4,446
Operating Income	3,344	1,832	2,203	1,056	678	1,015
Net Income	2,890	829	1,274	1,510	279	662
Total Assets	29,566	25,798	27,104	29,566	25,798	27,104
Long-term Obligations	4,305	6,345	6,416	4,305	6,345	6,416
Stockholders' Equity	16,308	13,219	12,190	16,308	13,219	12,190
Weighted Average Shares - Diluted	55,503	54,934	53,928	55,503	54,934	53,928
New Product Research and Development Cost	1,720	1,892	4,266	374	(609)	520
nr = not reported

Management Comments:

"Fiscal 2010 was the most successful year in the history of Butler National Corporation. We set new highs in both sales and profitability during a challenging economic time. Our Avionics and Modifications segments led the way generating over four million dollars in operating profit before corporate allocation. Boot Hill Casino and Resort opened December 15, 2009 and we believe this business and our other business segments are well positioned to grow shareholder value.

Our revenue for fiscal 2010 was $32.6 million, an increase of 80.1% from fiscal 2009 revenue of $18.1 million. Net Income for fiscal 2010 was $2.9 million, an increase of 249% from fiscal 2009 net income of $829,000.

During Fiscal 2010, we invested approximately $1.7 million toward the development and acquisition of new products. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

We are moving confidently into fiscal year 2011, planning to build on our success. We believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Business Segment Highlights

Aircraft Modifications:

Revenue from Aircraft Modifications segment for the fiscal year ending April 30, 2010, was $13.5 million, an increase of 15.1% from fiscal 2009 with revenue of $11.7 million. The modifications segment had an operating profit of $2.1 million in the fiscal year ended April 30, 2010, an increase of 6.7% over fiscal 2009 operating profit of $2.0 million.

Considering the current economic conditions and its relationship to the current retail and wholesale aircraft markets we reclassified our aircraft inventory as long-term assets beginning August 1, 2009. Depreciation is calculated over the useful life of five years. The reclassification of aircraft to a long-term asset resulted in additional depreciation expense of approximately $561,000, reducing our operating profit for fiscal 2010.

During the past few years, we have seen a significant increase in aircraft camera modification. Several custom engineering projects were completed in fiscal 2010 which accounted for our change in revenue. As the economy grows, aircraft owners may elect to update, modify, and purchase business aircraft. A shift to business aircraft ownership positively impacts our aircraft modification revenues.

Avionics:

Revenue from Avionics for the fiscal year ending April 30, 2010 was $5.5 million, an increase of 144% from fiscal 2009 with revenue of $2.3 million. The avionics segment had an operating profit of $2.2 million in fiscal 2010, an increase of $1.8 million over fiscal 2009 operating profit of $338,000. The increase in operating profit is directly related to the significant increases in revenue. The work in process was approximately $165,000 at April 30, 2010 compared to work in process of approximately $1,324,000 at April 30, 2009. Management expects increased revenue for the fuel system protection devices when regulatory requirements necessitate the TSD, GFI, and other classic aviation products.

Monitoring Services:

Revenue from Monitoring Services decreased from $1.8 million for fiscal 2009 to $1.6 million for fiscal 2010. The monitoring services had an operating profit of $297,000 in fiscal 2010, a decrease of 16.1% compared with fiscal 2009 operating profit of $354,000. During fiscal 2010, we maintained a relatively level volume of long-term contracts with municipalities. We anticipate increases in revenue from additional lift station rehabilitations over the next three to four years. Revenue fluctuates due to the introduction of new products and services and the related installations of these types of products. Our contracts with our two largest customers have been renewed through fiscal 2011. We believe the service business has had revenue stability over the past few years and we expect this to continue.

Corporate/Professional Services Including Gaming Operations:

Revenue from Management Services related to gaming, other real estate development, and on site contract management of gaming establishments for fiscal 2010 was $1.7 million compared to $1.3 million for fiscal 2009, an increase of 31%. Operating profits from management services related to gaming decreased from $1.1 million for fiscal 2009 to $353,000 for fiscal 2010. Additional operating profits of $496,000 can be attributed to the sale of 104 acres of property developed for the casino in Dodge City, Kansas. We incurred additional expenses of approximately $1,259,000 to adjust reserves related to our Indian gaming endeavors.

Backlog:

As of July 16, 2010, our backlog totaled approximately $12.9 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. The backlog includes orders to be delivered after fiscal year 2011 in the amount of approximately $2.8 million. This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Humanity Worldwide Capital Group
Lou Albert Rodriguez
lou.albert@humanityworldwide.com
www.humanityworldwide.com

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Butler National Corporation Investor Relations

		Telephone: (914) 479-9060 Telephone: (830) 669-2466 Telephone: (214) 498-7775

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.